For Immediate Release
Company Contact:	Investor Relations Contact:
Mr. Habib Khoury, President & CEO	Mr. Crocker Coulson, President
g8wave Holdings, Inc.	CCG Investor Relations Inc.
Phone: 617-859-3360 (Boston)	Phone: 646-213-1915 (New York)
Email: habib@g8wave.com	Email: crocker.coulson@ccgir.com

Media Contact :
Ms. Saskia Sidenfaden, Senior Media Executive
Phone : 646-213-2822 (New York)
Email : saskia.sidenfaden@ccgir.com

G8WAVE ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

BOSTON - November 14, 2007 - g8wave Holdings, Inc. (OTC Bulletin Board: GEWV.OB) (“g8wave” or the “Company”), an integrated mobile media company with offices in Boston and London, today announced financial results for the third quarter of 2007.

Third Quarter 2007 Highlights

•	Revenues totaled $1.6 million

•	Gross profits totaled $0.6 million

•	Comprehensive loss totaled $2.9 million

“In the third quarter, we successfully completed an acquisition of g8wave, Inc., a private placement, and the registration of securities issued in the private placement, all of which we believe better enables us to participate in the expected rapid growth of the mobile media marketplace worldwide,” said Habib Khoury, President and Chief Executive Officer of g8wave. “As expected, our revenues declined compared to the same quarter last year, given our continued shift towards higher margin revenues from mobile entertainment and mobile marketing initiatives.”

Third Quarter 2007 Results

Revenue decreased by 33%, to $1.6 million for the three months ended September 30, 2007, as compared to the same period in fiscal 2006. This decrease is primarily attributable to the Company’s decision to reposition its strategic focus from dating markets to mobile entertainment and mobile marketing, which are expected to benefit from greater potential for future growth and higher gross margins.

Gross profit for the three months ended September 30, 2007 decreased by approximately 33%, to $609,281, as compared to that of the prior year, primarily due to the reduced revenue. Gross profit as a percent of revenue was 37% for the three months ended September 30, 2007 and for the same period of fiscal 2006.

Operating expenses for the third quarter increased by approximately 125%, to $3.6 million, compared to the same period in 2006 as a result of an increase in administration expenses, including $1.5 million in stock-based compensation, to build the Company’s presence in the US market and to position it to take advantage of the expected rapid growth in the mobile media space worldwide.

Operating loss for the third quarter 2007 totaled $2.9 million, compared to $0.7 million in the same period of 2006.

Comprehensive loss for the third quarter 2007 totaled $2.9 million, or $0.15 per basic and diluted share, compared to a loss of $0.6 million and $0.04 per share respectively in the year ago period.

First Nine Months 2007 Results

Revenue for the nine months ended September 30, 2007 decreased by approximately 25%, to $5.4 million as compared to the same period in 2006. Gross profit decreased by approximately 23%, to $1.9 million, as compared to that of the prior year, primarily due to the reduced revenue. Gross profit as a percent of revenue increased to 35% for the nine months ended September 30, 2007 from 34% for the same period of fiscal 2006. Total operating expenses for the nine months ended September 30, 2007 increased by approximately 49%, to $6.8 million, from the same period in fiscal 2006. Comprehensive loss in the same period totaled $4.8 million compared to a loss of $1.9 million in the comparable period of 2006.

Financial Condition

As of September 30, 2007, the Company had cash and cash equivalents of $2,228,066. Cash used in operating activities was $3,465,860 for the nine months ended September 30, 2007. Shareholder’s Equity stood at $2.7 million at the end of the third quarter and the Company had no debt.

Business Outlook

Mobile Subscribers worldwide are expected to reach the 4 billion mark by 2010 and are expected to spend $190 billion on data services by 2009. Mobile marketing expenditures have reached $20 billion in 2007 and are expected to double by 2010. Several important drivers are expected to support increasing adoption of mobile data services, including the rising number of mobile subscribers, the roll-out of high speed mobile data networks, and the increasing availability of mobile handsets with multimedia capabilities.

g8wave expects to benefit from the expected rapid growth in the mobile media and entertainment space by leveraging its position at the intersection of affinity groups and brands to generate branded content, mobile advertising and promotion revenues and introduce additional value-added services for large social and branded communities and advertisers targeting mobile users. The Company intends to also continue to build its proprietary database of user preferences and profiles to offer customized mobile experiences.

“We believe there is a significant opportunity for g8wave to leverage our scalable technology platform, and our relationships with several of the world’s largest wireless carriers, advertising agencies, brands and musical artists to develop innovative high-quality mobile services that engage consumers with brands, to position us to be a leader in the delivery of mobile services,” stated Habib Khoury, President and Chief Executive Officer of g8wave.

About g8wave Holdings, Inc.:

g8wave Holdings, Inc. is a leading integrated mobile media company and a global provider of interactive entertainment, social networking/community services and mobile marketing services. The Company provides services in the following areas: mobile content distribution services, mobile marketing applications and consulting, and mobile community development services. For more information about g8wave Holdings, Inc., visit www.g8wave.com.

Forward Looking Statement Disclaimer

The statements contained in this press release contain certain forward-looking statements within the meaning of the federal securities laws, including, without limitation, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this press release are forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are those detailed in the Company’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our filings with the Securities and Exchange Commission for a discussion of such risks.

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- FINANCIAL TABLES FOLLOW -

g8wave Holdings, Inc.
Consolidated Statements of Operations
For the Nine Months and Three Months Ended September 30,
(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2007	2006	2007	2006
Revenue	$5,423,514	$7,277,784	$1,632,795	$2,446,884

Cost of Sales	3,525,078	4,806,033	1,023,514	$1,540,068

Gross Profit	1,898,436	2,471,751	609,281	$906,816

Operating Expenses:
Administration	4,145,142	1,745,191	2,696,732	592,858
Sales and marketing	718,432	950,361	223,717	279,995
Information technology	883,130	802,264	271,192	283,382
Operations	603,625	575,819	193,761	189,786
Finance	169,714	270,119	60,145	130,171
Corporate	199,748	141,086	72,413	67,402
Depreciation and amortization	116,400	96,764	37,720	33,737
Total Operating Expenses	6,836,191	4,581,604	3,555,680	1,577,331

Operating Loss	(4,937,755)	(2,109,853)	(2,946,399)	(670,515)

Non-Operating Items:
Interest income	80,526	94,065	17,971	60,278

Loss before provision for income taxes	(4,857,229)	(2,015,788)	(2,928,428)	(610,237)

Provision for income taxes	(27,259)	-	(22,800)	(52)

Net Loss	(4,884,488)	(2,015,788)	(2,951,228)	(610,289)

Other Comprehensive Income
Foreign currency translation adjustment	35,312	73,074	11,642	(3,176)

Comprehensive Loss	$(4,849,176)	$(1,942,714)	$(2,939,586)	$(613,465)

Net loss per share attributable to common stockholders:
Basic and diluted net loss per share attributable
to common stockholders	$(0.27)	$(0.14)	$(0.15)	$(0.04)
Weighted average shares used to compute basic and
diluted loss per share attributable to common stockholders	17,787,106	13,903,704	19,776,598	16,672,500

g8wave Holdings, Inc.
Consolidated Balance Sheet
September 30, 2007
(Unaudited)

Assets

Current Assets:
Cash	$2,228,066
Accounts receivable	879,288
Prepaid expenses	937,156
Due from affiliates	127,579
Deferred tax asset	38,891
Other assets	4,750

Total current Assets	4,215,730

Property, plant, and equipment	2,022,741
Accumulated depreciation	(1,762,165)
Net Property, Plant and Equipment	260,576

Total Assets	$4,476,306

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	1,615,983
Deferred revenue	28,500
Due to affiliates	35,874

Total current liabilities	1,680,357

Stockholders' Equity:
Common stock, $.001 par value: 90,000,000 shares authorized;
22,422,978 shares issued and outstanding	22,423
Preferred Stock, $.001 par value; 10,000,000 shares authorized;
0 shares issued and outstanding	-
Additional paid-in-capital	10,843,385
Accumulated other comprehensive income	1,647
Accumulated earnings (deficit)	(8,071,506)

Total Stockholders' Equity	2,795,949

Total Liabilities and Stockholders' Equity	$4,476,306

g8wave Holdings, Inc.
Consolidated Statements of Cash Flows
For the Nine Months ended September 30, 2007 and 2006
(Unaudited)

	2007	2006
Cash Flows From Operating Activities:
Net loss	$(4,884,488)	$(2,015,788)
Adjustments to reconcile net loss to net cash
flows from operating activities:
Depreciation and amortization	116,400	96,764
Issuance of stock in exchange for consulting services	16,500	-
Compensation expense - stock options and warrants	1,489,264	-
Changes in operating assets and liabilities:
Accounts receivable, trade	672,853	1,758
Prepaid Expenses	(673,346)	(149,415)
Deposits	25,000	(4,750)
Stockholder interest receivable	388	-
Corporation tax refund receivable	78,753	(45,461)
Accounts payable and accrued expenses	(310,184)	234,581
Deferred revenue	3,000	-
Total adjustments	1,418,628	133,478
Net cash used in operating activities	(3,465,860)	(1,882,310)

Cash Flows From Investing Activities:
Purchase of trademark	-	(100,000)
Property and equipment expenditures	(68,567)	(83,762)
Principal payments received on note receivable, stockholder	6,250	-
Net cash flow used in investing activities	(62,317)	(183,762)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	1,867,473	-
Proceeds from issuance of preferred stock	-	7,505,803
Forgiveness of note receivable, stockholder	31,250	-
Payment of dividends	-	(1,300,000)
Due from/to affiliates	(241,514)	317,149
Net cash flow provided by financing activities	1,657,209	6,522,953

Effect of exchange rate changes on cash	17,857	45,853

Net decrease / increase in Cash	(1,853,110)	4,502,733

Cash, Beginning of Year	4,081,176	539,663

Cash, End of Period	$2,228,066	$5,042,396

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$206	$-
Cash paid for taxes	$27,259	$-
Noncash Investing Activities:

Note receivable, stockholder	$-	$37,888